As filed with the Securities and Exchange Commission on March 11, 1998
                                                       Registration No. 333-____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                     ____________________________________
                                   FORM S-3
                            Registration Statement
                       Under the Securities Act of 1933
                        ______________________________
                                AMEDISYS, INC.

            (Exact name of Registrant as specified in its charter)


             DELAWARE                   8082                   11-3131700
  (State or other jurisdiction    (Primary Standard         (I.R.S. Employer
       of incorporation or     Industrial Classification  Identification Number)
          organization)               Code Number)

  3029 S. SHERWOOD FOREST BLVD.                       WILLIAM F. BORNE,
            SUITE 300                              CHIEF EXECUTIVE OFFICER
  BATON ROUGE, LOUISIANA  70816                         AMEDISYS, INC.
          (504)292-2031                         3029 S. SHERWOOD FOREST BLVD.
  (Address, including zip code, and                        SUITE 300
     telephone number, including                BATON ROUGE, LOUISIANA  70816
      area code, of registrant's                          (504)292-2031
     principal executive offices)            (Name, address, including zip code,
                                                and telephone number, including
                                                area code, of agent for service)
                                   Copy To:
                              THOMAS C. PRITCHARD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, SUITE 2450
                             HOUSTON, TEXAS  77002
                             PHONE (713) 659-1744
                         ____________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act number of the earlier effective registration statement for the same offering. [_]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE
===========================================================================================================
Title of Each Class of                             Amount          Proposed       Proposed
Securities To Be                                    Being          Maximum         Maximum      Amount of
Registered                                     Registered/(1)/  Offering Price    Aggregate    Registration
-----------------------------------------------------------------------------------------------------------

Resale of Shares Underlying Preferred Stock          1,621,622        $3.9375   $6,385,136.60     $1,934.70
-----------------------------------------------------------------------------------------------------------
Resale of Share Underlying  Warrants                   113,514        $3.9375   $  446,961.37     $  135.43
===========================================================================================================
TOTAL                                                1,735,136        $3.9375   $6,832,098.00     $2,070.13
===========================================================================================================

(1) Pursuant to Rule 416(a), this Registration Statement also covers an indeterminate number of shares of Common Stock issuable pursuant to adjustment provisions of the Preferred Stock Designation and the Warrant Agreement.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on prices the average of the high and low sale for the Common Stock, as reported by Nasdaq on March 9, 1998, or $3.9375 per share.

                         ____________________________
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                AMEDISYS, INC.

                    RESALE OF 1,735,136 SHARES COMMON STOCK

          This Prospectus relates to the resale of 1,735,136 shares of common stock, par value $.001 per share (the "Common Stock"), of Amedisys, Inc., a Delaware corporation (the "Company"), which shares shall be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). These shares relate to the Company's private placement of its Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), that was completed on March 3, 1998 (the "Private Placement"). The 750,000 shares of Preferred Stock sold in the Private Placement are currently convertible into 1,621,622 shares of Common Stock, subject to adjustment, (the "Conversion Shares"). In addition, the placement agent in the Private Placement received warrants to purchase 52,500 shares of Preferred Stock (the "Placement Agent Warrants") which are currently convertible into 113,514 shares of Common Stock (the "Placement Agent Shares"). In connection with the Private Placement the Company agreed to register the resale of the Conversion Shares and the Placement Agent Shares (herein collectively referred to as the "Shares").

          Pursuant to this Prospectus, the Shares may be offered by the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, from time to time on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer may be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

          Other methods by which the Shares may be sold include, without limitation: (i) transactions which include cross or block trades or any other transaction permitted by the Nasdaq National Market, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps of other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

          None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company will receive up to $570,500 upon the exercise of the Placement Agent Warrants. The Company has agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the Selling Stockholders not specifically provided for by the parties), estimated to be approximately $20,000, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. Pursuant to the registration rights agreements with the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act") or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

          The shares of Common Stock are quoted on the Nasdaq National Market under the symbol "AMED." On March 9, 1998, the last reported sales price of the Common Stock was $4.00 per share.
                        ______________________________

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
             A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 5.
                        ______________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              ___________________

                 The date of this Prospectus is March 11, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information                                                          2
Incorporation of Certain Documents by Reference                                3
The Company                                                                    3
Risk Factors                                                                   5
Selling Stockholders                                                           9
Plan of Distribution                                                          10
Legal Matters                                                                 10
Experts                                                                       10

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS FURNISHED.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information are available for inspection and copying at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

     The Company has filed with the SEC in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by this reference. The Registration Statement and the exhibits and schedules thereto are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC, from the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A dated April 16, 1997;

          2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          3. the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          4. the Company's Proxy Statement dated July 16, 1997 regarding its Annual Stockholder's Meeting held on August 6, 1997;

          5. the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and

          6. the Company's Proxy Statement dated January 21, 1998 regarding a Special Meeting held on February 12, 1998.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company will provide, without charge upon oral or written request, to each person whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. Requests for such documents should be directed to the Company, 3029 South Sherwood Forest Boulevard, Suite 300, Baton Rouge, Louisiana 70816, attention: Barbara Carey.

                                  THE COMPANY

GENERAL

     Amedisys, Inc., a Delaware corporation ("Company"), is a fully integrated provider of outpatient health services and operates in two basic industry segments: alternate-site provider services and management services operations. The Company's alternate-site provider segment includes the following services: alternate-site infusion therapy, ambulatory surgery centers and home health care. Its management services operations encompass: home health care management, software systems, staffing services, and physician support services. The Company operates 46 offices within a network of wholly owned subsidiaries in the South and South Eastern United States.

     The Company operates through the following subsidiaries: (i) its wholly-owned subsidiaries Amedisys Staffing Services, Inc.("ASS"), Amedisys Nursing Services, Inc., Amedisys Specialized Medical Services, Inc. ("ASM"), Amedisys Surgery Centers, L.C. ("ASC"); Alliance Home Health, Inc., Amedisys Management Services Organization, Inc.; Amedisys Home Health, Inc., Amedisys, Alternate-Site Infusion Therapy Services, Inc. ("AASI") Amedisys Durable Medical Equipment, Inc.; (ii) it's 60%-owned subsidiary Amedisys Physician Services, Inc., and 54%-owned subsidiary St. Lukes SurgiCenter; and (iii) the wholly-owned and partially-owned subsidiaries of ASS, ASM, and AASI, being Analytical Nursing Management Corporation of Texas, a wholly-owned subsidiary of ASS; MedAmerica, Inc. of Texas and MedAmerica, Inc., each an 80%-owned subsidiary of ASM, Hammond Surgical Care Center, L.C., a wholly owned subsidiary of ASC and Infusioncare Solutions, Inc. and PRN, Inc., each wholly-owned subsidiaries of AASI.

     The Company was incorporated as M&N Capital Corp. ("M&N") in October 1992 under the laws of the state of New York. Analytical Nursing Management Corp., a Louisiana corporation, was formed in December 1992 ("ANMC"). In December 1993, M&N acquired all of the issued and outstanding shares of common stock of ANMC. In June 1994, M&N reincorporated in the state of Delaware under the name of Analytical Nursing Management Corp., and in August 1995, the Company changed its name to AMEDISYS, INC. References to the Company include references to its subsidiaries. The Company's principal executive offices are located at 3029 South Sherwood Forest Boulevard, Third Floor, Baton Rouge, Louisiana 70816, and its telephone number is (504) 292-2031.

RECENT DEVELOPMENTS

     In January 1998, the Company acquired all of the issued and outstanding capital stock of Alliance Home Health, Inc. ("Alliance") in exchange for 194,286 shares of its Common Stock. Of the 194,286 shares of Company Common Stock issued to Alliance, 122,857 shares were placed in escrow as consideration for certain contingent liabilities which may be asserted against the former stockholder of Alliance if such claims are in excess of $500,000 (singularly and/or in aggregate). The escrow period shall terminate no later than December 31, 2003. The majority stockholder of Alliance entered into a three year employment agreement and two year non-competition and non-solicitation agreement with the Company. The acquisition of Alliance was not deemed to be "significant." Accordingly, the financial statements of Alliance will be consolidated with the Company's financial statements, and separate financial statements in a Current Report on Form 8-K were not filed with the SEC.
Alliance is a home health business located in Tulsa, Oklahoma.

     In February 1998, the Company acquired all of the issued and outstanding capital stock of PRN, Inc. d/b/a/ Home IV Therapy ("PRN") in exchange for $430,000. The Company has agreed to pay additional consideration of up to $150,000 upon PRN reaching certain revenue goals ("Additional Consideration"). The Company has retained the right to offset certain indemnifiable liabilities against the Additional Consideration. The two majority stockholders of PRN entered into a two year non-competition and non-solicitation agreements with the Company. The acquisition of PRN was not deemed to be "significant," accordingly the financial statements of PRN will be consolidated with the Company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC. PRN is a home infusion pharmacy business, which is based in San Antonio, Texas.

     In February 1998, the Company acquired all of the issued and outstanding capital stock of Infusioncare Solutions, Inc.("ICS") in exchange for aggregate consideration of $520,000, of which $395,000 was payable in cash at closing and $125,000 was payable pursuant to a two year promissory note. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note. The majority stockholder of ICS entered into a two year non-competition and non-solicitation agreement with the Company. The acquisition of ICS was not deemed to be "significant," accordingly the financial statements of ICS will be consolidated with the Company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC. ICS is a home health care and infusion business, which is based in Baton Rouge, Louisiana.

     In February 1998, the Company acquired substantially all of the assets of Precision Health Systems, L.L.C. ("PHS") in exchange for aggregate consideration of $1,000,000, of which $750,000 was payable in cash at closing and $250,000 was payable pursuant to a two year promissory note. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note. The majority stockholder of PHS entered into a two year non-competition and non-solicitation agreement and a two year consulting agreement with the Company. The acquisition of PHS was not deemed to be "significant," accordingly the financial statements of PHS will be consolidated with the Company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC. PHS is a home infusion business and ambulatory infusion center business, which is based in Baton Rouge, Louisiana.

     In March 1998, the Company completed a Private Placement of 750,000 shares of Preferred Stock to accredited investors at a purchase price of $10.00 per share in reliance upon an exemption from registration under the Act. In connection with the Private Placement, the placement agent was issued the Placement Agent Warrants to purchase 52,500 shares of Preferred Stock. The shares of Common Stock underlying the Preferred Stock and the shares of Common Stock underlying the Preferred Stock issuable upon exercise of the Placement Agent Warrants are the Shares the resale of which are being registered under the Act hereby.

                                 RISK FACTORS

     An investment in the securities offered hereby involves a number of significant risks. In addition to the other information contained in this Prospectus, prospective investors should give careful consideration to the following factors.

INCREASED WORKING CAPITAL NEEDS AND RISKS OF COLLECTION RELATING TO FEE-FOR-SERVICE REIMBURSEMENT PROGRAMS

     For the nine months ended September 30, 1997, approximately 53% of the Company's revenue was derived from private insurers and patients, 42% from Medicare and 5% from Medicaid. The portion of the Company's revenues attributable to management services provided in connection with fee-for-service agreements is expected to increase substantially. Management believes that competitive trends will continue to increase the number and percentage of the Company's fee-for-service agreements.

     Under fee-for-service agreements, the Company assumes the financial risks arising from changes in patient volume, payor mix and third party reimbursement rates. Fee-for-service arrangements also involve a credit risk related to services provided to uninsured individuals. In addition, fee-for-service contracts also have less favorable cash flow characteristics than traditional flat-rate contracts due to longer collection periods. Private and third party fee-for-service arrangements can result in longer collection cycles than government fee-for-service agreements. The Company has both types of contracts in its payor mix.

     The Company's working capital needs are generally a function of the acquisition of new contracts or the conversion of fixed fee contracts to fee-for-service contracts. As a result, the Company may require additional working capital in the event of significant growth. The Company may experience a net use of cash in its operating activities in future periods if the growth in fee-for-service contracts continues.

     The Company derives 42% of its revenues from the Medicare system. This system is undergoing changes mandated by the congressional Balanced Budget Act of 1997 which established the Interim Payment System ("IPS") for home health care. The IPS was effective for home health agencies ("HHAs") for cost reporting periods beginning on or after October 1, 1997. Under the previous system, HHAs were reimbursed their costs per visit up to a specified limit which was based on geographic region. In IPS HHAs will be reimbursed the lower of their actual cost, per visit limit or per beneficiary limit. The per beneficiary limits are 75% provider specific and based on 1994 cost reports. Cost limits are also based on the area where the patient resides and not the area of the HHA's office. Per beneficiary cost limits will not be specified by the federal government until April 1, 1998 and HHAs are at risk since agency specific reductions are not known until after the start of the cost reporting period. The anticipated range of reductions in cost limits is between 15% - 40%.

     The public and private sectors are experiencing increasing pressures to reduce health care costs and restrict reimbursement rates for medical services. Any change in reimbursement amounts or practices could materially adversely affect the operations of the Company. In addition, while the Company seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that the Company would be found to be in compliance in all respects with such regulations.

CLASSIFICATION OF PHYSICIANS AND NURSES AS INDEPENDENT CONTRACTORS; POTENTIAL STATE AND FEDERAL TAX LIABILITY

     The Company contracts with physicians and nurses as independent contractors, rather than employees, to fulfill some of its supplemental staffing obligations. Therefore, the Company has not historically, and the Company does not currently, withhold federal or state income taxes, make federal or state unemployment tax payments or provide worker's compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. Management believes that classification of physicians and nurses as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing law could materially adversely affect the Company and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians and nurses as independent contractors. The Company's records for independent contractors have been reviewed by federal taxing authorities and no significant issues have been identified. The Company is currently under review by the Department of Labor. Management believes that the ultimate resolution of this review will not have a significant effect on the Company's financial position or results of operations. However, there are some states in which the independent contractor classification of physicians and nurses is or has been under administrative or judicial review.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company also intends to grow significantly through the acquisition of additional outpatient health care and complimentary businesses. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or to integrate any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO ACQUISITION FINANCING

     The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional equity or debt financing.

DEPENDENCE ON MANAGEMENT

     The success of the Company is dependent upon its management, including the Company's Chief Executive Officer, William F. Borne, and President, James P. Cefaratti. The Company maintains key employee life insurance in the amount of $4.5 million on the life of Mr. Borne and has entered into an employment agreement with Mr. Borne. The loss to the Company of the services of Messrs. Borne and Cefaratti could materially adversely affect the Company's operations.

ADVERSE EFFECT OF STATE LAWS REGARDING THE CORPORATE PRACTICE OF MEDICINE

     Business corporations are legally prohibited in many states from providing or holding themselves out as providers of medical care. While the Company has structured its operations to comply with the corporate practice of medicine laws of states in which it operates and will seek to structure its operations in the future to comply with the laws of any state in which it seeks to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of medicine in such states. A determination that the Company is in violation of applicable restrictions on the practice of medicine in any state in which it operates could have a materially adverse effect on the Company if the Company were unable to restructure its operations to comply with the requirements of such state. Such regulations may limit the states in which the Company can operate, thereby inhibiting future expansion of the Company into potential markets in other states.

CORPORATE EXPOSURE TO PROFESSIONAL LIABILITIES

      Due to the nature of its business, the Company and certain physicians who provided services on its behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the alleged negligence of nurses placed by the Company in home health care and supplemental staffing settings. In addition, the Company could be exposed to liability based on the negligence of physicians operating in the Company's outpatient surgery centers. To the extent such nurses or physicians were regarded as agents of the Company in the practice of medicine, the Company could be held liable for any medical negligence of such persons. In addition, the Company could be found in certain instances to have been negligent in performing its contract management services for hospital and clinics even if no agency relationship between the Company and such physician exists. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

POSSIBLE INSUFFICIENCY OF LIABILITY COVERAGE

     The Company maintains professional liability insurance; however, there can be no assurance that any such claims will not be made in the future in excess of the limits of such insurance, if any, or that any such claims, if successful and in excess of such limits, will not have a material adverse effect on the Company's assets and its ability to conduct its business. There can be no assurance that the Company will continue to maintain such insurance or that such insurance can be maintained at acceptable costs. The Company's insurance coverage currently includes medical malpractice, fire, property damage and general liability. There can be no assurance that any claim will be within the scope of the Company's coverage or that such claims will not exceed the Company's coverage.

POTENTIAL RESTRUCTURING OF HEALTHCARE DELIVERY SYSTEM THROUGH HEALTHCARE REFORM PROPOSALS

     President Clinton and members of Congress have made several proposals for reform of the nation's health care system, including proposals limiting payments under Medicaid and Medicare programs. Many of these proposals contain measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. If enacted, such proposals are expected to result in a substantial restructuring of the health care delivery system. The Company cannot predict what health care reform legislation, if any, will be enacted. Significant changes in the nation's health care system are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a materially adverse effect on the results of operations of the Company.

CHANGES IN HEALTH CARE REGULATIONS AND TECHNOLOGY

     There can be no assurance that the Company will not be adversely affected by future possible changes in medical and health regulations, the use, cost and availability of hospitals and other health care services and medical technological developments.

REIMBURSEMENT BY THIRD PARTY PAYORS

     The Company is generally reimbursed by a variety of third-party payors, with outpatient surgery reimbursements coming primarily from insurance companies and patients, home care reimbursements coming primarily from Medicare and Medicaid, and supplemental staffing reimbursements coming primarily from hospitals and other institutions. Accordingly, the Company may be materially adversely affected in the event of future increased insurance premiums, increased insurance deductibles, unavailability of insurance, changes in policy exclusions covering specific types of disease or conditions or other changes in medical and health insurance. The Company typically receives payment between 15 and 120 days after rendering an invoice, although such period can be longer. Accordingly, the Company's cash flow may at times be insufficient to meet its accounts payable requirements. The Company at times has been required to borrow funds to meet its ongoing obligations and may be required to do so in the future, and the Company would be adversely affected if in the future it were unable either to borrow funds or to borrow funds on terms deemed favorable by management.

COMPETITION

     The business in which the Company operates is highly competitive. The Company is in competition with hospitals, nursing homes, temporary employment companies and other businesses that provide home health care services, many of which are large and established companies with significantly greater resources than the Company.

RELATIONSHIP WITH OTHER ORGANIZATIONS

     The development and growth of the Company's business depends to a significant extent on its ability to establish close working relationships with health maintenance organizations, preferred provider organizations, hospitals, clinics, nursing homes, physician groups, and other health care providers. Although the Company has established such relationships, there is no assurance that existing relationships will be successfully maintained and that additional relationships will be successfully developed and maintained in existing and future markets.

FEDERAL AND STATE REGULATION

     As a provider of health care services, the Company is subject to laws and regulations administered by the various states. The Company is subject to certain federal laws and regulations as a result of the certification of its operations in the Medicare/Medicaid Program. Compliance with laws and regulations could increase the cost and time necessary to allow the Company to operate successfully and may affect the Company in other respects not presently foreseeable. Loss of certification in the Medicare/Medicaid Program could adversely affect the ability of the Company to effectively market its services.

DIVIDENDS NOT LIKELY

     The Company has never paid cash dividends on its Common Stock, and it is not anticipated that any will be paid in the foreseeable future.

FUTURE SALES OF COMMON STOCK

     A substantial number of shares of Common Stock are currently tradeable, or eligible for trading pursuant to Rule 144 as promulgated under the Act, in the public market. Sales of Common Stock in the public market may have a depressive effect on prevailing market prices for the Common Stock. There is no assurance that the public market for the Common Stock will not be volatile, sporadic or limited. Accordingly, purchasers may not be able to resell shares of Common Stock at or above their respective purchase price, and a purchaser may not be able to liquidate his investment even at a loss without considerable delay.

POSSIBLE ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 2,500,000 shares, par value $.001 per share, of "blank check" preferred stock with such designations, rights and preference as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any additional shares of its preferred stock. However, there can be no assurance that additional preferred stock will not be issued at some time in the future.

STATUS OF PERSONS RESELLING COMMON STOCK

     Holders who subsequently resell shares of Common Stock to the public pursuant to this Prospectus may be deemed to be underwriters with respect to such shares for purposes of the Act with the result that they may be subject to certain statutory liabilities if the registration statement is defective. The Company has agreed to indemnify the Selling Stockholders regarding such liability. In addition, any profit on the sale of shares of Common Stock might be deemed underwriting discounts and commissions under the Act. See "Plan of Distribution."

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Act and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Company's operations, margins, profitability, liquidity and capital resources. Forward Looking Statements are included in this section under "Increased Working Capital Needs and Risks of Collection Relating to Fee-for-Service Reimbursement Programs," "Classification of Physicians and Nurses as Independent Contractors; Potential State and Federal Tax Liability," "Risks Related to the Company's Acquisition Strategy," " Risks Related to Acquisition Financing," "Dependence on Management," "Adverse Effect of State Laws Regarding the Corporate Practice of Medicine," "Corporate Exposure to Professional Liabilities," "Possible Insufficiency of Liability Coverage," "Potential Restructuring of Healthcare Delivery System through Healthcare Reform Proposals," "Changes in Health Care Regulations and Technology," "Reimbursement by Third Party Payors," and "Relationship with Other Organizations". Although the Company believes that the expectations reflected in Forward Looking Statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this "Risk Factors" section.

                             SELLING  STOCKHOLDERS

     The following table sets forth certain information concerning each Selling Stockholder. Assuming that the Selling Stockholders offer all of their Shares, the Selling Stockholders will not have any beneficial ownership. The Shares are being registered to permit the Selling Stockholders and certain of their respective pledgees, donees, transferors, or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
       FOR SHARES TO BE ISSUED UPON CONVERSION OF PREFERRED STOCK ("P")
AND SHARES TO BE ISSUED, AFTER CONVERSION OF PREFERRED STOCK, UPON EXERCISE OF
                                WARRANTS ("W"),


                                              SHARES                  AMOUNT               SHARES
                                           BENEFICIALLY               OFFERED           BENEFICIALLY
                                              OWNED                (ASSUMING ALL           OWNED
                                              BEFORE             SHARES IMMEDIATELY        AFTER
STOCKHOLDER                               RESALE/(1)(2)(3)/       SOLD)/(2)(3)(4)/         RESALE         PERCENTAGE
-----------                                ----------------      ------------------   ----------------    ----------


    Bank Hofmann AG                              21,622                  21,622  P            -                    -

    Bank Julius Baer & Co. Ltd.                 216,216                 216,216  P            -                    -

    Bank Sarasin & Cie                           43,243                  43,243  P            -                    -

    Clariden Bank                               108,108                 108,108  P            -                    -

    Credit Lyonnaise (Schweiz) AG                86,486                  86,486  P            -                    -

    Cresvale Far East Limited Hong Kong          43,243                  43,243  P            -                    -

    Delphic Global Opportunities                 64,865                  64,865  P            -                    -

    Rush & Co.                                   43,243                  43,243  P            -                    -

    Sigler & Co.                                 21,622                  21,622  P            -                    -

    Terra Healthy Living, Ltd.                  821,622                 821,622  P            -                    -

    The Nominee of Chase Manhattan
       Bank New York                            151,352                 151,352  P            -                    -
    Hudson Capital Partners, L.P.               113,514                 113,514  W            -                    -

-------------------

(1) The Selling Stockholders have sole voting and sole investment power with respect to all Shares owned.
(2)  Calculated using the current conversion rate for the Preferred Stock of
     2.162 shares of Common Stock for each share of Preferred Stock, subject to adjustment.

(3) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of Shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially more than the estimated account indicated depending upon factors which cannot be predicted by the Company at this time.
(4) Assumes the sale of all Shares offered hereby to persons who are not affiliates of the Selling Stockholders.

                             PLAN OF DISTRIBUTION

     Pursuant to this Prospectus, the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, may sell Shares from time to time in transactions on the Nasdaq National Market from time to time, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the Nasdaq National Market, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any other such methods of sale. The Selling Stockholders may also enter into option or other transaction with broker-dealers which require the delivery to such broker-dealers of the Common stock offered hereby which Common Stock such broker-dealer may resell pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined under the Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Act.

     Pursuant to the registration rights agreements with the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Act, or to contribute to payments such Selling Stockholders or underwriters are required to make in respect of certain losses, claims, damages or liabilities.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Brewer & Pritchard, P.C., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated by reference herein have been audited by Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., independent certified public accountants, as set forth in their reports incorporated by reference herein in reliance given upon the authority of those firms as experts in accounting and auditing in giving said reports. The single jointly signed auditor's report is considered to be the equivalent of two separately signed auditor's reports. Thus, each firm represents that it has complied with generally accepted auditing standards and is in a position that would justify being the only signatory of the report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee            $ 2,070.13
Legal Fees and Expenses          10,000.00
Accounting Fees and Expenses      5,000.00
Miscellaneous                   $ 2,929.87
                                ----------
    Total                       $20,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XI of the Certificate of Incorporation of the Company provides for indemnification of officers, directors, agents and employees of the Company as follows:

     (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

     (h) For purposes of this Article references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The foregoing discussion of the Company's Certificate of Incorporation, and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes, respectively.

ITEM 16.  EXHIBITS

EXHIBIT NO.  IDENTIFICATION OF EXHIBIT
-----------  -------------------------

  2.1(1)   - Acquisition Agreement dated December 20, 1993 between the Company and M & N Capital Corp.
  2.2(3)   - Plan of Merger dated August 3, 1994 between M & N Capital Corp. and the Company
  2.3(4)   - Certificate of Merger dated August 3, 1994 between M & N Capital
             Corp. and the Company
  2.4(7)   - Acquisition Agreement dated August 1,1997 between the Company and
             Allgood Medical Services, Inc.
  2.5(7)   - Exchange Agreement dated January 1, 1998 between the Company and
             Alliance Home Health, Inc. and University Capital Corp. dated December 10, 1997.
  2.6(7)   - Stock Purchase Agreement by and among Amedisys, Alternate-Site
             Infusion Therapy Services, Inc., PRN, Inc. d/b/a Home IV Therapy, Joseph W. Stephens, and Terry I. Stevens dated February 23, 1998.
  2.7(7)   - Agreement to Purchase by and between Amedisys, Alternate-Site
             Infusion Therapy Services, Inc. and Precision Health Systems, L.L.C. dated February 27, 1998.
  2.8(7)   - Promissory note in the amount of $250,000 to Precision Health
             Solutions, L.L.C. in connection with the purchase of the company.
  2.9(7)   - Stock Purchase Agreement by and among Amedisys, Alternate-Site
             Infusion Therapy Services, Inc., Infusioncare Solutions, Inc. and Daniel D. Brown dated February 27,1998.

  2.10(7)  - Promissory note in the amount of $125,000 to Daniel D. Brown in connection with the purchase of the company.
  3.1(4)   - Certificate of Incorporation
  3.2(4)   - Bylaws
  3.3(7)   - Certificate of Designation for the Series A Preferred Stock
  4.1(4)   - Common Stock Specimen
  4.2(7)   - Preferred Stock Specimen
  4.3(7)   - Form of Placement Agent's Warrant Agreement
  5.1(7)   - Opinion regarding Legality
 10.1(4)   - Master Note with Union Planter's Bank of Louisiana
 10.2(4)   - Merrill Lynch Term Working Capital Management Account
 10.3(5)   - Promissory Note with Deposit Guaranty National Bank
 10.4(7)   - Amended and Restated Stock Option Plan
 10.5(7)   - Registration Rights Agreement
 21.1(7)   - List of Subsidiaries
 23.1(7)   - Consent of Counsel (contained in Exhibit 5.1)
 23.2(7)   - Consents of Arthur Andersen, LLP and Hannis T. Bourgeois & Co.,
             L.L.P., independent public accountants
---------------

(1) Previously filed as an exhibit to the Current Report on Form 8-K dated December 20, 1993.
(2) Previously filed as an exhibit to the Current Report on Form 8-K dated February 14, 1994.
(3) Previously filed as an exhibit to the Current Report on Form 8-K dated August 11, 1994.
(4) Previously filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1994.
(5) Previously filed as an exhibit to the Current Report on Form 8-K dated June 30, 1995.
(6) Previously filed as an exhibit to the Registration Statement on Form S-1 (333-8329) dated July 18, 1996.
(7)  Filed herewith.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
          Section 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the
                   Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 11th day of March, 1998.

                                AMEDISYS, INC.


                                By    /s/ WILLIAM F. BORNE
                                  -----------------------------------------
                                  WILLIAM F. BORNE, Chief Executive Officer

                         ____________________________

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                      Title                          Date
---------                      -----                          ----


//s// WILLIAM F. BORNE         Chief Executive Officer        March 11, 1998
-----------------------------  and Director (Principal
WILLIAM F. BORNE               Executive Officer)


//s// JAMES P. CEFARATTI       President and Chief Operating  March 11, 1998
-----------------------------  Officer
JAMES P. CEFARATTI


//s// MITCHEL G. MOREL         Chief Financial Officer        March 11, 1998
-----------------------------  (Principal Financial
MITCHEL G. MOREL               and Accounting Officer)


//s// JAKE L. NETERVILLE, CPA  Director                       March 11, 1998
-----------------------------
JAKE L. NETERVILLE, CPA


//s// WILLIAM M. HESSION, JR.  Director                       March 11, 1998
-----------------------------
WILLIAM M. HESSION, JR.


//s// KARL A. LEBLANC, M.D.    Director                       March 11, 1998
-----------------------------
KARL A. LEBLANC, M.D.


//s// ALAN J. OSTROWE, M.D.    Director                       March 11, 1998
-----------------------------
ALAN J. OSTROWE, M.D.


//s// DAVID R. PITTS           Director                       March 11, 1998
-----------------------------
DAVID R. PITTS


//s// RONALD A..  LABORDE      Director                       March 11, 1998
-----------------------------
RONALD A. LABORDE


//s// PETER F. RICCHIUTI       Director                       March 11, 1998
-----------------------------
PETER F. RICCHIUTI


//s// S. F. HARTLEY, D.P.M.    Director                       March 11, 1998
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S. F. HARTLEY, D.P.M.